Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS INDUSTRY VETERAN MICHAEL BRODERICK AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

ROCHESTER, N.Y. – March 15, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the appointment of Michael Broderick as President and Chief Executive Officer. Mr. Broderick will assume his role effective April 5, 2021, at which time he will also join the Board of Directors. Mr. Broderick brings over 25 years of experience executing profitable growth and business transformation strategies in the aftermarket parts and tire service industry. He most recently served as Executive Vice President of Merchandising and Store Operations Support at Advance Auto Parts where he played a critical role in driving same-store sales growth and operational improvements. Robert Mellor, who has served as Interim Chief Executive Officer since August 2020, will continue in his role as Monro’s Chairman of the Board.

Mellor stated, “Mike is uniquely qualified to lead Monro through the next phase of our transformation as we continue to build a strong, scalable platform for sustainable growth. He has a proven track record of delivering superior performance at large, complex organizations, driving profitable growth through technology-driven strategies, and fostering an inclusive work environment. We are pleased to welcome Mike to Monro and look forward to his leadership, honed by his decades of executive and operational experience in the automotive aftermarket industry.”

“I am thrilled to join this impressive and experienced leadership team, and look forward to building upon the Company’s Monro.Forward strategy to unlock its full potential,” said Broderick. “With strong cash flow and a solid balance sheet, Monro is well positioned to execute its transformational initiatives and capitalize on attractive acquisition opportunities to drive sustainable growth. This is an exciting time to join Monro, which has grown into a leading U.S. automotive service and tire company with coast-to-coast presence and a solid foundation to create long-term value for all stakeholders.”

As Executive Vice President of Merchandising and Store Operations Support at Advance Auto Parts, Mr. Broderick was responsible for improving sales performance across its core channels and increasing profitability by implementing technology-driven strategies to enhance operational efficiency. Additionally, he played a key role in the Diversity and Inclusion efforts focused on promoting women’s leadership in the automotive aftermarket industry. Prior to joining Advance Auto Parts, Mr. Broderick served as Senior Vice President of the Automotive division of Canadian Tire Corporation, where he successfully developed and executed strategies to accelerate the growth of the company’s most profitable business, including driving record financial performance. In this role, he was also responsible for improving customer service standards at 493 dealers, operating 5,800 service bays. Prior to Canadian Tire Corporation, he was CEO of Federal Mogul Corporation, where he orchestrated a successful turnaround strategy to reverse a multi-year decline in performance and developed the company’s global sales and distribution strategy. Previously, Mr. Broderick was a President at General Parts where he played a major role in transforming and optimizing business operations, including driving cost and process improvements. Mr. Broderick began his career at AutoZone, where he served for 16 years in multiple field and operations roles of increasing responsibility, including serving as Vice President for the company’s Northeast division.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,260 company-operated stores, 96 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.